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EXABYTE PURCHASE AGREEMENT
--------------------------

     THIS EXABYTE PURCHASE AGREEMENT ("Agreement"), dated this 11th day of December, 1996 among Hitachi, Ltd. Electronic Sales Office, a Japanese corporation having its principal place of business at Nippon Building, 6-2, Otemachi 2-chome, Chiyoda-ku, Tokyo 100, Japan ("Seller"), Nihon Exabyte Corporation, a Japanese corporation having its principal place of business at Kioicho TBR Building 1214, 5-7 Koujimachi, Chiyoda-ku, Tokyo 102, Japan ("Buyer"), and Exabyte Corporation, a Delaware Corporation of the United States of America, located at 1685 38th Street, Boulder, Colorado 80301 U.S.A. ("Exabyte"), also known as the parties, agree as follows:

     WHEREAS, Buyer is a wholly-owned subsidiary of Exabyte in Japan, engaged in the business of purchasing various components for resale to Exabyte and to other approved parties; and

     WHEREAS, Seller and Exabyte entered into a Development Agreement (as hereinafter defined) on the 22nd day of February 1995, for the design and development of an 8mm deck for data storage applications for use in certain Exabyte products ("Development Agreement"), said Development Agreement being incorporated by reference as if fully set forth herein; and

     WHEREAS, Seller desires to sell to Buyer and/or Exabyte, and Buyer and/or Exabyte desires to purchase from Seller such 8mm data storage devices developed under the Development Agreement for the purpose of integrating in the manufacture of Exabyte's products or systems upon the terms and conditions hereafter set forth.

1. DEFINITIONS

   1.1. Buyer and Seller shall also mean Buyer's Affiliates and Seller's Affiliates, respectively.

   1.2. Development Agreement shall mean the agreement entered into by and between Hitachi's Division and Exabyte on the 22nd day of February 1995 for the design and development of an 8mm deck for data storage applications.

   1.3. Funded Hard Tooling shall mean any tooling purchased or paid for by Buyer and/or Exabyte pursuant to this Agreement or the Development Agreement.

   1.4. Hitachi's Division shall mean the division engaged in the commercial production of Product during the term of this Agreement. Upon execution of this Agreement, it shall mean Image and Information Media Systems Division.

   1.5. Product shall mean the product and other items manufactured, assembled at Hitachi's Division and sold by Seller which are listed in Appendix I of this Agreement (and those items, if any, hereafter added by the parties to Appendix I), including Product defined by the specifications included in Exhibit A, "Product Specifications".

   1.6. Spare Parts shall mean all parts or components of Product which are listed in Appendix II of the Agreement (and those items, if any, hereafter added by the parties to Appendix II).

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PAGE(2)
2. SCOPE OF AGREEMENT

   2.1. Term of Agreement

        This Agreement shall become effective upon its execution by both parties by their authorized representatives. The Agreement shall expire thirty-six (36) months thereafter unless the Agreement is terminated earlier pursuant to Section 8. and shall be automatically extended for two (2) additional twelve (12) month periods, unless Exabyte notifies Seller in writing at least ninety (90) days prior to the beginning of such period that it desires not to renew.

   2.2. Marketing Rights

        Subject to all terms and conditions of the Agreement, Seller grants Buyer and/or Exabyte the right to purchase Product from Seller and for Buyer and/or Exabyte to promote, lease, rent or re-sell such Product in modified form or otherwise throughout the world.

   2.3. Exclusivity

        Seller and Seller's Affiliates agree not to sell Product to third parties which would violate the terms of Section 5.1. of the Development Agreement. The terms of the letter of October 31, 1994 attached as Appendix IV, shall be incorporated herein by reference.

3. TERMS OF PRODUCT SALE

   3.1. Title and Risk of Loss

        Title and risk of loss shall pass to Buyer and/or Exabyte upon delivery of Product to Buyer's receiving dock or as otherwise identified in the purchase order specified in Section 3.3.1.
        All claims for shipping damages shall be resolved between Seller, carriers or freight forwarders handling Product and the insurance companies and agents responsible for adjusting such claims, and Buyer and/or Exabyte shall have no responsibility with respect thereto.

   3.2. Price for Product

        The prices which Buyer and/or Exabyte shall pay Seller for Product sold pursuant to this Agreement are set out in Appendix I to this Agreement. All prices listed in Appendix I are in Japanese yen, Freight on Rail ("F.O.R."), Buyer's dock. The pricing for Product defined by the Specifications set forth in Exhibit A shall in no event be greater than that specified by Appendix I to the Development Agreement. Any change to the prices set forth in Appendix I shall be identified by an amendment to Appendix I which shall be approved by authorized representatives of the parties.

        3.2.1. Price Increases

        The prices to be paid by Buyer and/or Exabyte for Product shall remain in effect for the time period set forth in Appendix I. Seller may decrease prices at any time, without notice to Buyer and/or Exabyte. Such prices are subject to increase only in accordance with Section
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        5.1.2.2. and Section 3.2.3.  Orders for Product placed by Buyer and/or
        Exabyte shall, provided delivery is to be made within ninety (90) days of placement of order, be filled at the price in effect at the time of order.
PAGE(3)
        3.2.2. Product Price

               3.2.2.1. Price Reviews

                        Buyer and/or Exabyte will provide to Seller quarterly price targets as a continuous effort toward a cost/price reduction program. Seller agrees to exercise reasonable efforts to meet these targeted reductions.

                        Supplier agrees to a cost/price reduction review meeting every ninety (90) days. Supplier will formally provide Buyer and/or Exabyte with specific information for price reduction opportunities.

               3.2.2.2. Approval of Unique Charges

                        All non-recurring related expenses shall be approved in advance by Buyer and/or Exabyte, and the cost shall be amortized over Product purchased by Buyer and/or Exabyte over a twelve (12) month period. No charges beyond those defined in Exhibit C to the Development Agreement shall be deemed to be approved except as otherwise agreed by the parties in writing.

        3.2.3. Foreign Exchange

               All prices shall be in Japanese yen. The parties agree that at the time of execution of this Agreement the exchange rate is one hundred seven (107) Japanese yen to one (1) U.S. dollar.
               At such time as the yen/dollar exchange rate, indicated in The Wall Street Journal, on average, drops below 92.625 yen/dollar or exceeds 121.375 yen/dollar over the previous ninety (90) day period, the parties agree to share equally in the effects of such exchange rate variance, and will adjust Product price accordingly.

   3.3. Purchase Order and Acceptance

        3.3.1. Purchase Orders

               Purchase orders issued by Buyer and/or Exabyte ninety (90) days prior to initial shipment relating to such purchase order for the purchase of Product shall include the following information:

               a. Model and revision level of Product.

               b. Quantity to be purchased.

               c. Unit price and total purchase price.

               d. Delivery dates and instructions.

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        3.3.2. Acceptance of Orders

               Orders shall not be considered as accepted until written acceptance (may be a facsimile) has been made at the principal office of Seller or assignee as appropriate. It is agreed that all such orders shall be governed by the provisions of this Agreement and that none of the provisions of Buyer's and/or Exabyte's purchase order or Seller's acknowledgment thereof (either printed, stamped, typed or written) except those specifying the quantity and identification of Product, the price, invoice information and shipping instructions shall be applicable to the purchase if in conflict with this Agreement, unless specifically accepted or approved in writing and signed on behalf of Seller by an authorized officer. A general or standard acknowledgment of any such order or the making of deliveries with respect thereto shall in no case be construed as an acceptance or approval of the type required of provisions in conflict with the terms of this Agreement. Fulfillment of any purchase order accepted by Seller shall be dependent upon the grant of appropriate licenses, permits and the like from the countries of export and import.

               Each month, Buyer and/or Exabyte will furnish Seller a forecast. Seller will advise Buyer and/or Exabyte within seven
               (7) business days, in writing, of its acceptance of the latest schedule iteration, or will propose a revision to Buyer's and/or Exabyte's schedule.

               Buyer and/or Exabyte will provide Seller with a minimum of three (3) months' purchase orders plus a minimum six (6)
               month forecast. Seller will purchase materials against Buyer's and/or Exabyte's purchase orders and forecast based upon a purchase policy consistent with Appendix III, Unique Long-Lead Time Components List.
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        3.3.3. Delivery Dates

               Delivery dates shall be reflected on a purchase order for quantities not to exceed the total Product provided on purchase orders which have been previously accepted by Seller. Such delivery dates shall not extend beyond one hundred twenty (120) days from the date of the purchase orders.

        3.3.4. Changes to Quantities to be Delivered

               Upon Seller's acceptance of Buyer's and/or Exabyte's purchase order, Buyer and/or Exabyte may not change any quantities to be delivered during the first four (4) weeks from the date of Buyer's and/or Exabyte's request for changes.

               Buyer and/or Exabyte may decrease the quantities by up to twenty-five percent (25%) of the total orders in the second four-week period and/or may increase the quantities by up to twenty percent (20%) of the total orders in the second four-week period.

                   Weeks 1-4         Weeks 5-8         Weeks 9-12
                     +/-0%              +20%              +/-50%
                                        -25%
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               Seller agrees to accept both increases and decreases in the quantities, provided that these changes do not exceed fifty percent (50%) of the total order for the third four-week period. All of the parties hereto agree to negotiate in good faith any requests for additional changes in quantities.
PAGE(5)
   3.4. Postponement

        Notwithstanding the provisions of Sections 3.3.3. and 3.3.4., Buyer and/or Exabyte shall be entitled to postpone delivery of all or part of Product then on order. Such postponement may defer delivery for a maximum of ninety (90) days. Notice of such postponement must be received at least thirty (30) days prior to the beginning of the month in which such Product was originally scheduled for delivery.

   3.5. Shipments

        3.5.1. Terms

               Product shall be shipped at Seller's expense to Buyer's and/or Exabyte's specified location in the vicinity of Tokyo.

        3.5.2. Packaging

               Seller will provide proposed deck and Spare Parts packaging specifications for Buyer's and/or Exabyte's review and approval. Seller will package Product according to approved specifications.

        3.5.3. Charges

               The cost for packaging for normal shipment to Buyer's dock is included in the quoted price provided, however, expedited deliveries will be subject to additional transportation and packaging charges to be paid by Buyer and/or Exabyte unless expedited deliveries are caused by Seller's inability to deliver to agreed-upon schedules.

3.5.4. Delinquencies

               If Seller has knowledge that it will not meet the agreed-upon delivery dates, Seller shall notify Buyer and/or Exabyte in writing a minimum of fifteen (15) days prior to the occurrence of the expected delinquency and provide Buyer and/or Exabyte with a schedule to remedy the delinquency. Buyer and/or Exabyte shall provide written acceptance or rejection of the proposed revision to the delivery schedule within three (3) business days of such notification. If Buyer and/or Exabyte rejects with reasonable cause Seller's remedy schedule, the original or the latest purchase order schedule shall remain in force. During the period of delinquency by Seller, Seller may either, at Seller's sole option ship Product to Buyer's and/or Exabyte's designated destination at Seller's sole expense, or Seller will ship Product to a location in Japan designated by Buyer and/or Exabyte in the most expeditious manner. Buyer and/or Exabyte will then expedite shipment of such Product from Japan to Buyer's and/or Exabyte's designated plant, and Seller agrees to reimburse Buyer and/or Exabyte for the additional shipping expense incurred due to Seller's delinquency.
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   3.6. Inspection, Acceptance, Rejection

        3.6.1. Source Inspection

               With advance conference with Seller, Buyer and/or Exabyte may conduct, at its own expense, source inspection to confirm that Product substantially meets the requirements of this Agreement. Such source inspections do not relieve Seller of its obligation to deliver Product conforming to this Agreement and do not constitute Product acceptance. Seller will provide adequate space within reasonable proximity to factory and/or required inspection equipment to complete such inspections, at no cost to Buyer and/or Exabyte.
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        3.6.2. Rights of Rejection

               Upon receipt of shipment hereunder, Buyer and/or Exabyte shall inspect Product under such shipment. Claims by Buyer and/or Exabyte for shortages, incorrect materials or invoicing errors must be made within forty-five (45) days after receipt of shipment by Buyer and/or Exabyte. Claims for defects in materials, workmanship or failure to meet Specifications must be made in accordance with Section 3.6.3.

        3.6.3. Acceptance

               Buyer and/or Exabyte may reject Product not in accordance with the Specifications provided by Exhibit A and Product Acceptance Specifications set forth in Exhibit B. Product delivered to Buyer and/or Exabyte shall be deemed to be accepted by Buyer and/or Exabyte unless notice of rejection in writing is given by Buyer and/or Exabyte to Seller within ninety (90) days after receipt of Product by Buyer and/or Exabyte at Buyer's and/or Exabyte's acceptance location. Payment by Buyer and/or Exabyte does not constitute or evidence acceptance.

        3.6.4. Return of Rejected Product

               All defective and suspect defective Product and Spare Parts will be returned for credit to Seller for failure analysis and corrective action and Seller shall exercise its best effort to ship to Buyer and/or Exabyte replacement Product or Spare Part as soon as possible, yet in any event not later than sixty
               (60) days from Seller's receipt of such Product or Spare Part. In the event that Seller reasonably determines that such defects and/or failures are the fault of Seller, Seller shall be responsible for all freight charges to return Product to Seller and to ship repaired or replaced Product to Buyer and/or Exabyte. Defects are defined as commodities/parts that do not meet print or Specifications. Failure reports or preliminary analysis shall be due within ten (10) business days after receipt of returned Product by Seller. Each failure analysis report shall determine the root cause and corrective action to be taken.





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   3.7. Payment for Product

        3.7.1. Invoicing

               Seller will submit invoices to Buyer and/or Exabyte after shipment of Product as described on the purchase orders. Invoicing by Seller shall not occur more frequently than once per month.
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        3.7.2. Payment Method

               Buyer and/or Exabyte will make payment to Seller within thirty
               (30) days following the receipt by Buyer and/or Exabyte of an invoice from Seller. Payment shall be made by check or wire transfer to:

                       Daiichi Kangyo Bank
                       Head Office #1167845

        3.7.3. Exabyte as Guarantor

               Exabyte hereby agrees to act as guarantor for all payments to be made by Buyer.

4. BUYER'S OBLIGATIONS

   4.1. Reports and Estimates

        Buyer and/or Exabyte will provide Seller with a twelve-month rolling forecast of Product and Spare Parts to be purchased hereunder. Such forecast is for planning purposes only, and does not represent any commitment to purchase on Buyer's and/or Exabyte's part, and is not to be relied upon by Seller as a commitment to purchase.

5. SELLER'S OBLIGATIONS

   5.1. Supply of Product

        5.1.1. Terms of Product Sale

               All sales of Product shall be made pursuant to the terms of
               Section 3.

        5.1.2. Product Modification

               Engineering Change Orders: the parties recognize that from time to time Seller will request or will be requested by Buyer and/or Exabyte to implement Engineering Change Orders ("ECO's"). The following outlines the proper procedures.

               5.1.2.1. Seller Requests Buyer and/or Exabyte

                        For all proposed ECO's which do not affect form, fit or function of Product, Seller will communicate with Buyer and/or Exabyte via a telephone conference to discuss such proposed changes. No further action shall be required of either party unless mutually agreed to during such telephone conference. For all proposed ECO's which do affect form, fit or function,
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                        or safety certification requirements, Seller is to
                        notify Buyer and/or Exabyte in writing of all such proposed ECO's and will provide Buyer and/or Exabyte with samples of all such ECO's. This notification will include the appropriate documentation to support Buyer's and/or Exabyte's investigation of the impact of this proposal, as well as costs that are involved for obsolete material in work-in-process, in the stockroom, and what is on order. Buyer and/or Exabyte will review the labor cost and impact for the implementation of the proposed ECO. If lead time or new costs are required for the ECO, lead time and new costs will be reviewed.

                        a. Buyer and/or Exabyte will advise Seller of its
                           decision with respect to the proposed ECO within ten (10) business days.

                        b. Seller will notify Buyer and/or Exabyte in writing
                           within ten (10) business days of its decision as to the ECO-associated proposed costs and the commencement dates.

                        c. Buyer and/or Exabyte reserves the right to accept
                           or reject all such proposed ECO's which in its reasonable opinion affect form, fit, function or safety certification requirements.
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               5.1.2.2. Buyer and/or Exabyte Requests Seller

                        a. Buyer and/or Exabyte agrees to notify Seller in
                           writing of all proposed Engineering Change Orders (ECO's). This notification will include the appropriate documentation to support Seller's investigation of the impact of this proposal.

                        b. Seller is to report to Buyer and/or Exabyte within
                           ten (10) business days of Buyer's and/or Exabyte's request the costs that are involved for obsolete material in work-in-process, in the stockroom, and what is on order. Buyer and/or Exabyte will review the labor cost and impact for the implementation of the proposed ECO. If new material is required for the ECO, lead time and new cost will be reviewed and mutually agreed upon.

                        c. Buyer and/or Exabyte is to notify Seller in writing
                           within ten (10) business days of its decision as to the proposed ECO associated costs and the commencement dates.

   5.2. Supply of Spare Parts

        Seller shall offer for sale Spare Parts necessary for the maintenance of Product during the term of this Agreement and for a period of five
        (5) years after the date of delivery of the last Product under this Agreement. The Spare Parts shall be interchangeable with and of the same quality as those installed in Product and will be produced or

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        inspected by Seller, in the same manner and according to the same procedure as Seller uses for parts installed in Product.

        5.2.1. Terms of Sale of Spare Parts

               5.2.1.1. Title and Risk of Loss

                        Title and Risk of Loss to Spare Parts shall pass to Buyer at Buyer's dock.

               5.2.1.2. Shipments

                        Shipment terms for Spare Parts shall be identical to the shipment terms for Product. Section 3.5. shall be incorporated by reference into this Section with the term Product replaced herein by the term Spare Parts.
PAGE(9)
               5.2.1.3. Payment

                        Section 3.7. shall be incorporated herein with the term Product replaced by the term Spare Parts.

               5.2.1.4. Price

                        Seller to provide Spare Parts pricing to include recommended items, quantity of issue and lead times. The price for Spare Parts shall be identified in Appendix II.

   5.3. Maintenance and Disposition of Funded Hard Tooling

        The Funded Hard Tooling developed by Seller and paid for entirely by Buyer and/or Exabyte pursuant to the Development Agreement and as identified in Exhibit C to the Development Agreement, shall be deemed to be exclusively owned by Exabyte. Seller agrees that if will not encumber any Funded Hard Tooling which is owned by Exabyte, and will take all actions necessary to assure that all such Exabyte-owned Funded Hard Tooling shall remain free of any and all liens. Seller, at its own expense, shall be responsible to store, protect, preserve, repair and maintain such Funded Hard Tooling in accordance with Seller's usual practice (wear and tear excepted). Upon termination or expiration of this Agreement, Seller shall request disposition instructions for all Funded Hard Tooling. Seller agrees to make such Funded Hard Tooling available to Buyer and/or Exabyte according to the disposition instructions of Exabyte, including preparation, packaging and shipping. Preparation, packaging and shipment shall be at Exabyte's expense. The use of Funded Hard Tooling by Seller shall be expressly limited to the manufacture of Product for Buyer and/or Exabyte under this Agreement or as otherwise provided in the Development Agreement or as otherwise agreed to by Buyer and/or Exabyte in writing. Exabyte will be responsible for the necessary insurance coverage of specified tooling items in Exhibit C in the Development Agreement.

   5.4. Technical Training and Support

        Seller and Buyer and/or Exabyte agree to discuss in good faith the appropriate level of technical training and support provided by Seller to Buyer and/or Exabyte.
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PAGE(10)
   5.5. Documentation

        Seller and Buyer and/or Exabyte agree to discuss in good faith the appropriate level of documentation provided by Seller to Buyer and/or Exabyte.

6. SELLER'S REPRESENTATION, WARRANTY AND INDEMNIFICATION

   6.1. Product Testing

        Prior to delivery, Seller shall conduct acceptance testing on Product. A complete record of inspections and tests performed on Product shall be kept by Seller for a minimum of six (6) months and made available to Buyer and/or Exabyte upon request. Buyer's and/or Exabyte's representative may, upon reasonable request and at its sole expense, witness the final inspection tests carried out by Seller, however, Buyer's and/or Exabyte's failure to witness such tests shall not be grounds for refusing delivery or for a refusal to accept Product.

        6.1.1. Quality Plan

               Seller will provide to Buyer and/or Exabyte documentation of all related manufacturing, maintenance, and quality control processes, including explanations of what types of data are maintained and what type of information is available, given such processes ("Quality Plan"), to be furnished as Exhibit C hereto. Seller will provide Buyer and/or Exabyte with such final Quality Plan no later than thirty (30) days after the execution of this Agreement. Seller must provide Product that is of an acceptable quality level and both Product and the manufacturing process must meet the quality requirements set forth in Exhibit C of this Agreement. Seller agrees to accommodate Buyer's and/or Exabyte's requests for any additional or different testing and Buyer and/or Exabyte agrees to be responsible for all additional expenses for such testing.

   6.2. Product Warranty and Epidemic Failure

        6.2.1. Warranty

               6.2.1.1. Representation

                        Seller warrants that for a period of eighteen (18) months from the date of shipment by Seller, no more than five percent (5%) of any and all Product within each weekly Product lot shall be defective in design, material and/or workmanship which would cause Product failure ("Epidemic Failure"). In the event that any weekly Product lot qualifies hereunder as Epidemic Failure as herein defined, Buyer and/or Exabyte has the right to reject such Product. In case of such a failure, Seller shall take one (1) or more of the following corrective actions, at Seller's sole cost and expense and at its sole option: (1) repair such Product; (2) replace such Product; (3) credit Buyer and/or Exabyte for such Product at Buyer's and/or Exabyte's landed cost; (4) reimburse Buyer and/or Exabyte for its expense including labor and materials
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                        in correcting such Product.  Buyer and/or Exabyte
                        shall notify Seller of any such defects within sixty
                        (60) days after discovery thereof. Buyer and/or Exabyte shall notify Seller of the total liability chargeable to Seller for a particular incident within twenty (20) months after the date of such shipment from Seller. Seller is responsible for all freight charges to return Product to Seller and to ship repaired or replaced Product to Buyer and/or Exabyte. From time to time Seller and Buyer and/or Exabyte shall mutually agree on the minimum quantity of Product to be returned in each such shipment.

                        Seller shall perform all such repairs, replacements, credits or reimbursements as soon as reasonably possible, yet not later than sixty (60) days from Buyer's and/or Exabyte's notice to Seller of such defects.
PAGE(11)
               6.2.1.2. Exclusions

                        Seller is free from any warranty obligation in the following cases:

                        a. Defects and damages caused by storage,
                           transportation or use exceeding the limits of the Specifications after delivery of Product by Seller to Buyer and/or Exabyte;

                        b. Defects and damages caused by modifications without
                           approval by Seller;

                        c. Defects and damages caused by the software created
                           solely by Buyer and/or Exabyte and/or unique feature and specification incorporated in Product at the direction of Buyer and/or Exabyte.

                        Seller reserves the right to inspect allegedly defective Product.

               6.2.1.3. Clear Title

                        Seller warrants that at the time of delivery by Seller to Buyer and/or Exabyte hereunder title to all Product delivered by Seller shall be free and clear of all liens, encumbrances or other claims.

   6.3. Patent Indemnification

        For any Product wholly designed by Seller and sold hereunder, Seller shall indemnify and hold harmless Buyer and/or Exabyte against any liability arising out of or in connection with any claim or action that Product infringes any third party patent provided that (i) Seller shall be promptly notified in writing of such claim or action within five (5) days after Buyer and/or Exabyte shall have received actual notice thereof; (ii) Seller shall have the sole control of the defense of any suit on such claim and all negotiations for settlement or compromise; and (iii) Buyer and/or Exabyte shall provide all reasonable assistance at Seller's expense in defending any suit.

        For any Product wholly designed by Buyer and/or Exabyte, Buyer and/or Exabyte shall indemnify and hold harmless Seller against any liability arising out of or in connection with any claim or action that Product infringes any third party patent provided that (i) Buyer and/or Exabyte shall be promptly notified in writing of such claim or action within five (5) days after Seller shall have received actual notice thereof; (ii) Buyer and/or Exabyte shall have the sole control of the defense of any suit on such claim and all negotiations for settlement or compromise; and (iii) Seller shall provide all reasonable assistance at Buyer's and/or Exabyte's expense in defending any suit. Such indemnification shall extend only to actual damages assessed against or incurred by Buyer and/or Exabyte, or Seller as appropriate. Buyer and/or Exabyte shall not be entitled to recover from Seller any loss of profits suffered by Buyer and/or Exabyte as a result of said infringement; nor shall Seller be entitled to recover from Buyer and/or Exabyte any loss of profits suffered by Seller as a result of said infringement. Seller shall not indemnify Buyer and/or Exabyte against and shall not hold Buyer and/or Exabyte harmless from any other claims or actions including, though not limited to, a claim involving any Product manufactured in accordance with Buyer's and/or Exabyte's Specifications or manufactured by a process specified by Buyer and/or Exabyte, or a claim involving any combination of Product with other equipment or parts to form an allegedly infringing system or product. Buyer and/or Exabyte shall not indemnify Seller against and shall not hold Seller harmless from any other claims or actions including, though not limited to, a claim involving any combination of Product with other equipment or parts to form an allegedly infringing system or product. In no event shall Seller be liable to Buyer and/or Exabyte, nor shall Buyer and/or Exabyte be liable to Seller for any special or incidental or consequential damages arising from infringement or alleged infringement hereunder. For any Product jointly designed by Seller and Buyer and/or Exabyte and sold hereunder, neither party shall indemnify nor hold harmless the other against any liability arising out of or in connection with any claim or action that Product infringes any third-party patent unless it be judicially determined that one party contributed all elements of the design necessary to infringe all claims of the patent, in which case the all-contributing party shall indemnify and hold harmless the other in accordance with the terms hereof. The foregoing states the entire liability of both parties for infringement on third party rights which arises out of Product sold to Buyer and/or Exabyte hereunder.
PAGE(12)
   6.4. Intellectual Property Ownership

        In connection with any idea (whether or not patentable or protectable by copyright), designs, improvements, inventions (whether or not patentable), discoveries, and copyrightable works relating to the business of Buyer and/or Exabyte, which are made, authored, co-authored, reduced to practice, devised or conceived either solely by Seller using funds or proprietary information of Exabyte or jointly by Seller and Exabyte, such idea, designs, improvements, inventions, discoveries and copyrightable works shall be disclosed to Exabyte, and be jointly owned by Exabyte and Seller. Seller agrees that Seller and Seller's employees, agents, and contractors will execute any instruments and to do all things reasonably requested by Exabyte in order to more fully vest in Exabyte the joint ownership rights and those items mentioned in the preceding sentence to Exabyte. Seller also agrees to provide Exabyte with all documents necessary in connection with the filing of any patent application of the idea, designs, improvements, inventions, discoveries and copyrightable works which are made, authored, co-authored, reduced to practice, devised or conceived either solely by Seller using funds or proprietary information of Exabyte or jointly by Seller and Exabyte. Seller further agrees that Seller will not independently file any patent application of the idea, designs, improvements, inventions, discoveries and copyrightable works which are made, authored, co-authored, reduced to practice, devised or conceived either solely by Seller using funds or proprietary information of Exabyte or jointly by Seller and Exabyte.
PAGE(13)
   6.5. Continuity of Supply, Disaster Recovery

        6.5.1. Procurement of Components

               Should Seller require more than the defined lead time to acquire certain raw materials, Seller shall identify such raw materials and required lead times. Buyer and/or Exabyte will then authorize in writing Seller's procurement of such raw materials and, in the event of termination of this Agreement, Buyer's and/or Exabyte's liability for the cost of such raw materials and the associated work-in-process, is limited to the quantity which Buyer and/or Exabyte approved in writing. Seller shall provide Unique Long-Lead Time Components exception list in Appendix III.

        6.5.2. Disaster Recovery Plan

               Seller agrees to develop a suitable disaster recovery plan to assure the continued supply of Product to Buyer and/or Exabyte. Such disaster recovery plan shall be submitted to Buyer and/or Exabyte concurrent with shipment to Buyer and/or Exabyte of first production units.

7. MUTUAL REPRESENTATIONS

   7.1. Non-Disclosure of Agreement

        Seller and Buyer and/or Exabyte agree not to disclose the existence of the relationship between Buyer and/or Exabyte and Seller arising under this Agreement or the fact that Seller is performing services for Buyer and/or Exabyte without the advance written permission of the other party.

   7.2. Confidentiality

        The terms provided in Section 6.1. of the Development Agreement shall apply with the term "Exabyte" replaced by "Buyer and/or Exabyte".

8. TERMINATION

   8.1. Initial Term

        This Agreement shall extend for the period provided in Section 2.1.

   8.2. Termination by Mutual Consent

        This Agreement shall be subject to termination prior to the initial term at any time by mutual consent of the parties, evidenced by a written agreement provided for termination.

   8.3. Termination by Bankruptcy

        This Agreement may be immediately terminated by Seller if Exabyte, or by Exabyte if Seller, files a voluntary petition in bankruptcy or under any similar insolvency law, makes an assignment for the benefit of its creditors, or if any involuntary petition in bankruptcy or under any similar insolvency law is filed against it, or if a receiver is appointed for, or a levy or attachment is made against all or substantially all of its assets, and such involuntary petition is not dismissed or such receiver or levy or attachment is not discharged within sixty (60) days after the filing or appointment thereof.
PAGE(14)
   8.4. Termination by Buyer and/or Exabyte

        Buyer and/or Exabyte shall have the right to terminate this Agreement without cause upon six (6) months' advance written notice to Seller. In the event of such termination, all purchase orders issued hereunder may be canceled by Buyer and/or Exabyte as of the effective date of such termination without further notice to Seller.

   8.5. Termination for Cause

        Either party shall be entitled, without prejudice to any other rights accruing under this Agreement or in law, to terminate this Agreement in the event the other party fails to meet any of its material obligations stipulated herein provided that the former party has given written notice of the alleged default to the failing party and that during a ninety (90) day period following said notice, said failing party has not remedied such default to the reasonable satisfaction of the other party. Should such event occur, termination shall become effective at the end of the said ninety (90) day period.

   8.6. Effects of Termination by Buyer and/or Exabyte

        In the event Buyer and/or Exabyte terminates pursuant to Section 8.4., Seller's sole obligations shall be as follows:

        8.6.1. Seller shall, upon the effective date of such termination, cease all assembly operation and production required by purchase orders issued under this Agreement.

        8.6.2. Seller shall deliver promptly all completed acceptable Product manufactured pursuant to Buyer and/or Exabyte purchase orders.

        8.6.3. Seller shall return immediately at Buyer and/or Exabyte's expense all loaned or leased equipment provided to Seller by Buyer and/or Exabyte under this Agreement.

        8.6.4. Seller shall prepare and submit to Buyer and/or Exabyte an itemization of all partially completed Product, assemblies and process and parts inventories (including parts which Seller is committed to purchase from its subcontractors) which are allocated to the Buyer and/or Exabyte purchase order releases placed and Section 6.5.1. under this Agreement.

9. FORCE MAJEURE

               Seller shall not be liable for delays in delivery or failure to manufacture or deliver Product or to otherwise perform any obligation due to Buyer and/or Exabyte under this Agreement due to any cause beyond Seller's reasonable control, such as acts of God, acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockage, floods, epidemics, power shortages, or when due to governmental restrictions or failure of a supplier to deliver. The rights of Buyer and/or Exabyte under this Agreement shall not be affected by Buyer's and/or Exabyte's failure to meet any condition contained herein where such failure is directly and primarily due to any cause beyond its reasonable control such as acts of God, acts of civil or military authority, labor disputes, fire, riots, civil commotions, sabotage, war, embargo, blockages, floods, epidemics, power shortages, or when due to governmental restrictions.
PAGE(15)
10. CONSTRUCTION OF AGREEMENT

    10.1. Headings

          Headings, which include the underlined portion following the Section number, have been used for reference purposes only and shall have no operative effect in the construction of the rights or obligations pursuant to this Agreement.

    10.2. References

          Any reference to a Section number shall include all subsections of such Sections.

    10.3. Controlling Law

          This Agreement shall be construed under and governed by the laws of the State of New York, United States of America and any disputes between the parties in respect to this Development Agreement shall be decided by the competent federal courts in the State of New York.

    10.4. Arbitration

          All disputes, controversies or differences which may arise between the parties in relation to or in connection with this Agreement shall be settled by amicable negotiation by both parties. If both parties are unable to settle such disputes, then, such disputes shall be referred to and finally settled by arbitration under the Rules of Conciliation and Arbitration of the International Chamber of Commerce. The arbitration shall be conducted in English and take place in Japan if it is initiated by Buyer and/or Exabyte or in the U.S.A. if it is initiated by Seller. The award of arbitration shall bind both parties.

11. GENERAL PROVISIONS

    11.1. Entire Agreement:  Counterparts

          This Agreement, as implemented by purchase orders for Product, is intended to be the sole and complete statement of the obligations of the parties as to the sale and purchase of Product and supersedes all previous understandings, negotiations and proposals as to such sale and purchase provided, however, that the terms of the Development Agreement shall be deemed to survive. In the event of any conflict between the terms and conditions contained in the Development Agreement and this Agreement, the terms and conditions contained in this Agreement shall prevail. This Agreement may not be altered, amended, or modified except in writing signed by duly authorized representatives of Seller, Buyer and/or Exabyte. Any printed conditions on purchase orders and acceptance forms are superseded by this Agreement and shall be of no effect. This Agreement may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same Agreement.
 PAGE(16)
    11.2. Enforcement

          In the event any provisions of this Agreement are declared non-enforceable by a duly authorized court having jurisdiction, then this Agreement with respect to enforceable provision shall continue in force and all rights and remedies under the remaining enforceable provisions shall survive any such judicial declarations; provided that this Agreement still expresses the general intent of the parties. In the event the general intent of the parties cannot be preserved, this Agreement shall either be renegotiated or rendered null and void.

    11.3. Notices

          Notices and other communication by a party under this Agreement shall be given in writing by mail, postage prepaid, certified, recorded, or registered, and addressed to the parties at their respective addresses as set forth below:

                 SELLER:

                 Hitachi, Ltd. Electronic Sales Office
                 Nippon Building, 6-2, Otemachi 2-chome
                 Chiyoda-ku, Tokyo
                 100 Japan
                 Attn:  Mr. Makoto Sakamoto


                 BUYER:

                 Nihon Exabyte Corporation
                 Kioicho TBR Building 1214
                 5-7 Koujimachi, Chiyoda-ku
                 Tokyo 102, Japan
                 Attn:  Mr. Hisahiro Endo


                 EXABYTE:

                 Exabyte Corporation
                 1685 38th Street
                 Boulder, Colorado 80301 U.S.A.
                 Attn:  Mr. Stephen F. Smith

          Such notices shall be deemed to have been given upon mailing. Notices also may be given by facsimile, if in the case of Buyer and/or Exabyte, they are sent to the following facsimile number:
          03-3237-2910, and in the case of Seller, they are sent to the following number: 03-3270-7101. If given by facsimile, notices shall be deemed to have been given on the date of transmission. All facsimile notices shall be confirmed by written notice mail, as provided above, within five (5) days of the date the facsimile is sent.

    11.4. Assignment

          This Agreement is not assignable by either party without the written permission of the other party.

    11.5. Waiver

          A waiver by either party of its rights under this Agreement with respect to a breach of the other party's obligations hereunder shall not be construed as a continuing waiver with respect to other breaches of the same or of other provisions of this Agreement.
PAGE(17)
    11.6. No Agency Created

          Neither Buyer nor Exabyte is a partner, joint venturer, agent, legal representative, or employee of Seller. Neither party is granted the right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of the other party or to bind such other party in any manner to anything whatsoever.

    11.7. Official Language

          The official language of this Agreement is English. Documents or notices not originally written in English shall have no effect under this Agreement until they have been translated into English by the party providing the notice or document and the English translation shall then be the controlling form of the document or notice.


    IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives, effective as of the date first set forth above.

Hitachi, Ltd. Electronic Sales Office
Nippon Building, 6-2, Otemachi 2-chome
Chiyoda-ku, Tokyo,
100 Japan


By:------------------------------------
Mr. Makoto Sakamoto

Title:	General Manager, Electronic Devices Trade Division

WITNESSED BY:--------------------------
Hitachi, Ltd. Image and Information Media Systems Division

By:------------------------------------
Mr. Isao Fukushima

Title:	Deputy General Manager, AV Consumer Products Operation
NIHON EXABYTE CORPORATION
Kioicho TBR Building 1214
5-7 Koujimachi, Chiyoda-ku
Tokyo 102, Japan


By:
   --------------------------

Title:
      -----------------------
EXABYTE CORPORATION
1685 38th Street
Boulder, Colorado 80301 U.S.A.


By:
   --------------------------

Title:
      -----------------------